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                                  F O R M    3

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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Tilton,                         James                                   D.
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(Last)                              (First)                             (Middle)

                                127 S. 6th Street
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                                    (Street)

                               Louisville, KY 40242
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(City)                               (State)                               (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

                                   3/11/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker of Trading Symbol

                          Thoroughbred Interests, Inc.
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5. Relationship of Reporting Person to Issuer (check all applicable)

[X] Director* [X] 10% Owner [X] Officer (give title below) [ ] Other (specify below)

Chief Executive Officer, President/Secretary
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6. If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
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

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             TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
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1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership Form:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr. 5.)            (Instr. 5)
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
Common Stock                                                 24,000,000*                     D
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
* Includes 6,000,000 shares being held in escrow as security for a loan.

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       TABLE II -- DERIVATIVE  SECURITIES  BENFICIALLY OWNED (e.g.,  puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date        Expira-                       Amount or
                                  Exer-       tion                          Number
                                  cisable     Date       Title              of Shares
                                  -------     -------    -----              ---------
----------------------------------|-----------|----------|------------------|------------|---------------|-----------|-------------
  Options                         |6/3/00     | 1/3/10   |  Common Stock    | 3,000,000  |     $.11      |     D     |
----------------------------------|-----------|----------|------------------|------------|---------------|-----------|-------------
  Convertible Note                |*          | *        |  Common Stock    | 3,000,000  |     $.10      |     D     |
----------------------------------|-----------|----------|------------------|------------|---------------|-----------|-------------
                                  |           |          |  Common Stock    | 1,500,000  |     $.15      |     D     |
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

Explanation of Responses:
* Presently exercisable and no set date for expiration.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 785(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.



                         /s/ James D. Tilton                   4/17/01
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                         Signature of Reporting Person           Date